Exhibit 10.27

162(m) BONUS PROGRAM

Purpose of the 162(m) Bonus Program

The 162(m) Bonus Program is intended to increase shareholder value and the success of the Company by motivating key executives to perform to the best of their abilities and achieve the Company’s objectives.

Administration of the 162(m) Bonus Program

The 162(m) Bonus Program will continue to be administered by the Compensation Committee in accordance with the provisions of the 162(m) Bonus Program and the requirements of Section 162(m).

Eligibility to Receive Awards

All officers of the Company and its affiliates are eligible to participate in the 162(m) Bonus Program. Participation in the 162(m) Bonus Program by any particular officer is determined annually at the discretion of the Compensation Committee. In selecting participants for the 162(m) Bonus Program, the Compensation Committee will choose officers of the Company and its affiliates who are likely to have a significant impact on Company performance. For 2009, the Named Executive Officer participants in the 162(m) Bonus Program are currently expected to be Messrs. Hill, Benzing, Archer, Caulfield and Chen. Participation in future years will be at the discretion of the Compensation Committee, but it currently is expected that five to ten officers will participate each year.

Target Awards and Performance Goals

Each year, the Compensation Committee establishes: (1) a target award for each participant, (2) the performance goals which must be achieved in order for the participant to be paid the target award, and (3) a formula for increasing or decreasing a participant’s target award depending upon how actual performance compares to the pre-established performance goals.

Each participant’s target award is expressed as a percentage of his or her base salary. Base salary under the 162(m) Bonus Program means the participant’s annual salary rate on the last day of the year.

The Compensation Committee periodically establishes performance measures used for setting the performance goals for any year. Examples of these performance goals are as follows: (1) annual revenue, (2) controllable profits, (3) customer satisfaction management by objectives, (4) earnings per share, (5) individual management by objectives, (6) net income, (7) new orders, (8) pro forma net income, (9) return on designated assets, (10) asset turnover, (11) cash flow, (12) minimum cash balances and (13) return on sales. The Compensation Committee may set performance goals which differ from participant to participant. For example, the Compensation Committee may choose performance goals which apply on either a corporate or business unit basis, as deemed appropriate in light of the participant’s responsibilities.

In 2008, the failure of the Company to meet a threshold 3% net profit after tax resulted in no participant receiving a bonus under the 162(m) Bonus Program, even if their individual objectives were met or exceeded. For 2009, a similar outcome is likely.

Determination of Actual Awards

After the end of each year, the Compensation Committee certifies the extent to which the performance goals applicable to each participant were achieved or exceeded. An actual award (if any) for each participant is determined by applying the formula to the level of actual performance which has been certified by the Compensation Committee. However, the Compensation Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. In addition, no participant’s actual award under the 162(m) Bonus Program may exceed $3 million for any year.

The 162(m) Bonus Program contains a continuous employment requirement. If a participant terminates employment with the Company prior to the end of the year to which the award relates, he or she generally will not be entitled to the payment of an award for the year. However, if the participant’s termination is due to disability or death, the Compensation Committee will proportionately reduce (or eliminate) his or her actual award based on the date of termination and such other considerations as the Compensation Committee deems appropriate.

Awards under the 162(m) Bonus Program are generally payable in cash. However, the Compensation Committee reserves the right to declare any award wholly or partially payable in an equivalent amount of restricted stock awards and restricted stock units issued under the Company’s 2001 Stock Incentive Plan. Any restricted stock awards and restricted stock units so granted would vest over a period not longer than four years.

Amendment and Termination of the 162(m) Bonus Program

The Board may amend or terminate the 162(m) Bonus Program at any time and for any reason, but in accordance with Section 162(m) of the Code, certain material amendments to the 162(m) Bonus Program will be subject to shareholder approval.

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